150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

Exhibit 5.2

July 20, 2012

Emdeon Inc.

3055 Lebanon Pike

Suite 1000

Nashville, TN 37214

Ladies and Gentlemen:

We have acted as special Tennessee counsel to IXT Solutions, Inc., a Tennessee corporation (“IXT”) and MediFAX-EDI, LLC, a Tennessee limited liability company (“EDI” and, together with IXT, collectively the “Tennessee Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Emdeon Inc., a Delaware corporation (the “Issuer”) and each of the guarantors listed therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in (i) an exchange offer (the “2019 Notes Exchange Offer”) of $375,000,000 aggregate principal amount of 11% Senior Notes due 2019 (the “2019 Exchange Notes”) and (ii) an exchange offer (the “2020 Notes Exchange Offer”) of $375,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2020 (the “2020 Exchange Notes” and, together with the 2019 Exchange Notes, collectively, the “Exchange Notes”). The 2019 Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 11% Senior Notes due 2019 (the “2019 Original Notes”) and the 2020 Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 11 1/4% Senior Notes due 2020 (the “2020 Original Notes”). The 2019 Original Notes have been, and the 2019 Exchange Notes are to be, issued pursuant to an Indenture, dated as of November 2, 2011, as amended, supplemented or modified through the date hereof (the “2019 Notes Indenture”), by and among the Issuer, the guarantor parties thereto and Wilmington Trust, National Association, as trustee (the “Trustee”). The 2020 Original Notes have been, and the 2020 Exchange Notes are to be, issued pursuant to an Indenture, dated as of November 2, 2011, as amended, supplemented or modified through the date hereof (the “2020 Notes Indenture”), by and among the Issuer, the guarantor parties thereto and the Trustee (the 2020 Notes Indenture together with the 2019 Notes Indenture, collectively, the “Indentures”). Payment of the 2019 Exchange Notes will be guaranteed by the guarantor parties (including the Tennessee Guarantors) pursuant to Article 10 of the 2019 Notes Indenture (the “2019 Notes Guarantees”), and payment of the 2020 Exchange Notes will be guaranteed by the guarantor parties (including the Tennessee Guarantors) pursuant to

Emdeon Inc.

July 20, 2012

Article 10 of the 2020 Notes Indenture (the “2020 Notes Guarantees” and, together with the 2019 Notes Guarantees, collectively, the “Guarantees”).

We have examined each of the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the 2019 Notes Indenture or the 2020 Notes Indenture, as applicable.

We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth. As to factual matters, we have assumed the correctness of and relied upon the recitals, statements, representations and warranties of the parties contained in the Indentures and in certificates provided pursuant to or in connection with the Indentures or otherwise provided to us, and we have made no independent inquiries or investigations. For purposes of the opinions on the existence and good standings of the Tennessee Guarantors, we have relied solely upon the certificates of existence issued by the Tennessee Secretary of State on July 2, 2012 and July 3, 2012 for IXT and EDI, respectively.

In making such examination and in expressing our opinions, we have further assumed, without investigation or inquiry:

(a) the due organization and existence of all parties to the Indentures, except to the extent that we express an opinion in Paragraph 1 below regarding the existence of each of the Tennessee Guarantors,

(b) the due execution and delivery of the Indentures by the parties thereto, in substantially the form submitted to us, duly completed in a full, accurate and consistent manner, except to the extent that we express an opinion in Paragraph 3 below regarding the execution and delivery of the Indentures by each of the Tennessee Guarantors,

(c) the due authorization of the Indentures by all parties thereto, except to the extent that we express an opinion in Paragraph 4 below regarding the authorization of the Indentures by each of the Tennessee Guarantors,

(d) that each of the parties to the Indentures has the legal right, power and authority to enter into the Indentures and to consummate the transactions contemplated thereby, except to the extent that we express an opinion in Paragraph 2 below regarding the power and authority of each of the Tennessee Guarantors,

(e) that all signatures on any executed documents furnished to us are genuine, all original documents submitted to us are authentic originals and all certified or other reproductions of documents submitted to us conform to the original documents, and

(f) that the Indentures have been put out of the possession of each of the Tennessee Guarantors and into the possession of an authorized representative of the other party or parties thereto with the intent to create immediately binding contractual obligations.

Emdeon Inc.

July 20, 2012

Based upon the foregoing and subject to the assumptions, limitations and qualifications herein set forth, we are of the opinion that:

1. Each Tennessee Guarantor is an existing Tennessee limited liability company or Tennessee corporation, as the case may be, in good standing under the laws of Tennessee.

2. Each of the Tennessee Guarantors has the necessary corporate or limited liability company, as the case may be, power and authority to enter into and perform each of its obligations under the Indentures.

3. Each of the Indentures has been duly executed and delivered by each of the Tennessee Guarantors.

4. The execution and delivery of the Indentures and the performance and observance by each of the Tennessee Guarantors of each of its agreements therein (including the Guarantees) have been properly authorized by all necessary corporate or limited liability company action, as applicable, on the part of each of the respective Tennessee Guarantors; provided that we express no opinion as to (a) compliance with Section 48-249-306 of the Tennessee Revised Limited Liability Company Act or Section 48-16-401 of the Tennessee Business Corporation Act insofar as the incurrence of obligations by the Tennessee Guarantors pursuant to or in connection with the Indentures may be deemed to be a distribution by the Tennessee Guarantors, or (b) the authorization by each of the Tennessee Guarantors of any obligation of either of the Tennessee Guarantors with respect to any Additional Notes (as defined in each of the Indentures).

5. The Exchange Notes and the Guarantees have been duly authorized by each of the Tennessee Guarantors.

The opinions expressed herein are limited to the laws of Tennessee.

Our opinion is rendered as of the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. Ropes & Gray LLP may rely upon this opinion letter in rendering its opinions to you with respect to the transactions contemplated in the Indentures and the Registration Statement.

Very truly yours,

/s/ Bass, Berry & Sims PLC

Bass, Berry & Sims PLC